Exhibit 99.2

FOR RELEASE: Immediate

FROM: New Ulm Telecom, Inc.
27 North Minnesota
New Ulm, Minnesota 56073
Phone 507-354-4111

New Ulm Telecom, Inc.
Contact: Bill Otis, President and CEO
507-354-4111
E-mail: billotis@nu-telcom.net

New Ulm Telecom, Inc. Completes Acquisition of Hutchinson Telephone Company

January 4, 2008

New Ulm Telecom, Inc. (“New Ulm”) announced today that it has completed its acquisition of Hutchinson Telephone Company (“HTC”) for approximately $78 million. HTC will continue to operate as a subsidiary of New Ulm. The acquisition has resulted in a combined company that provides phone, video and internet services with over 50,000 connections in a number of Minnesota and Iowa communities. New Ulm funded the purchase from its cash resources and borrowings from Co-Bank, ACB.

“New Ulm is excited about the acquisition of Hutchinson Telephone Company into a new combined company,” said Bill Otis, President and CEO of New Ulm. “New Ulm and HTC are both well-established companies with 100-year histories in South Central Minnesota. Each company also has a strong commitment to its community. We believe the strategic combination of these two companies will enable us to take advantage of developing industry technologies and continue our commitment to provide excellent customer service in our communities.”

The new combined Company owns and operates incumbent local exchange carriers (ILECs) and a competitive local exchange carrier (CLEC) that provide, own and operate phone, video and internet services in a number of Minnesota and Iowa communities. The Company also sells and services cellular phones and accessories, customer premise equipment and provides transport operations. New Ulm also holds a 25.18% investment in FiberComm, LC, a CLEC based in Sioux City, Iowa, and holds a 33.33% ownership interest in Hector Communications Corporation, which provides phone, video and internet services to a number of communities in Minnesota and Wisconsin. Further, the Company has equity interests in several joint ventures that provide communications services to communities in Minnesota.

Advisors

Williams & Company Communications, Inc. acted as special financial advisor and Lindquist & Vennum, P.L.L.P. acted as legal counsel to New Ulm in connection with the transaction.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor and Leonard, Street and Deinard, Professional Association acted as legal counsel to HTC in the transaction.

Forward-Looking Statements

Statements about New Ulm’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties. These and other risk factors are discussed in New Ulm’s Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission. In addition to these factors, forward-looking statements in this press release are subject to the ability of New Ulm to operate the combined company in a profitable manner after the merger.